UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     Date of report (Date of earliest event reported):
December 20, 2006

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization) Delaware	(Commission File Number) 001-31898	(I. R. S. Employer Identification No.) 03-0376558

(Address of principal executive offices) 1689 Nonconnah Blvd, Suite 111 Memphis, TN	(Zip Code) 38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 20, 2006, Pinnacle Airlines Corp. (“Pinnacle”) reached agreement with Northwest Airlines, Inc. (“Northwest”) for an amended and restated Airline Services Agreement (the “Amended ASA”) between the two parties. Northwest and Pinnacle have also agreed that Pinnacle will receive an allowed unsecured claim of $377.5 million against Northwest in its bankruptcy proceedings, in settlement of all amounts that Northwest may owe to Pinnacle for pre-petition claims and the economic adjustments provided for in the Amended ASA. In addition, Northwest and Pinnacle have agreed that Pinnacle will redeem its Class A Preferred Share held by Northwest on January 2, 2008 for a price of $20 million, subject to adjustment in certain circumstances. Finally, the parties have agreed to conforming changes to the aircraft sublease agreements in force between them. All of these agreements are subject to confirmation by the bankruptcy court overseeing Northwest’s chapter 11 bankruptcy proceedings, and the effectiveness of the Amended ASA is conditioned on the bankruptcy court’s approval of all of the agreements. Once approved, the Amended ASA and related agreements will become effective January 1, 2007.
Amended ASA
The key terms of the Amended ASA are described below.
Restrictions on Operations for Other Airlines Removed
The Amended ASA removes all restrictions preventing Pinnacle from using its wholly-owned subsidiary, Pinnacle Airlines, Inc., to provide regional airline services to other major airlines, with the exception of operating flights into or out of Northwest’s hub cities of Minneapolis, Detroit, and Memphis. Pinnacle may also operate aircraft with seating capacities of 76 seats, or such other size that does not cause Northwest to violate its collective bargaining agreement with its pilots union. Further, the existing provision that requires Pinnacle to allocate its overhead between multiple operations, thus reducing the amount Northwest pays to Pinnacle for overhead, will not be applicable until Pinnacle has added at least 24 aircraft with another partner.
Fleet Size
The Amended ASA will provide that Pinnacle will retain its existing fleet of 124 CRJ-200 aircraft. Pinnacle’s fleet size will further be adjusted under the following conditions:
•	17 CRJ-200/440 aircraft will be delivered to Pinnacle during 2007, subject to Pinnacle entering into a new collective bargaining agreement with the Airline Pilots Association (“ALPA”), the union representing Pinnacle’s pilots. Pinnacle’s contract with its pilots is currently amendable. Northwest will commit to either a three- or ten-year term for these aircraft with Pinnacle prior to March 31, 2007. However, if Pinnacle has not reached entered into an amended collective bargaining agreement with ALPA prior to March 31, 2007, Northwest will have an ongoing option to remove these 17 aircraft from Pinnacle at any time at a rate of three aircraft per month.

•	To the extent that Pinnacle operates regional jets on behalf of another major airline, Northwest will have limited rights to remove some aircraft from Pinnacle’s fleet. Northwest may remove one aircraft for every two aircraft that Pinnacle operates for another partner above an initial base of 20 regional jets. Northwest may remove no more than 20 aircraft subject to this option and no more than five aircraft in any 12-month period. Northwest may only exercise this option if the removed aircraft are not operated by or on behalf of Northwest after their removal.
•	Northwest may exchange CRJ-200 aircraft in Pinnacle’s fleet for aircraft configured with 70 or more seats on a one-for-one basis and on similar economic terms and conditions.
•	If Northwest enters into any merger or acquisition agreement with another major air carrier prior to completing its bankruptcy proceedings, then Northwest may remove from Pinnacle’s fleet the 17 aircraft to be added during 2007 plus an additional 24 aircraft. Once Northwest has completed its bankruptcy proceedings, it will no longer have this option.
Restructured Economics
Both the existing ASA and the Amended ASA provide a monthly margin payment calculated to achieve a target operating margin, based on reimbursement payments and payments based on pre-set rates. The Amended ASA will provide for Pinnacle to charge Northwest current market rates for regional airline services. Specifically, three major items of compensation will change for Pinnacle. First, Northwest will provide jet fuel to Pinnacle at no charge to Pinnacle, and fuel will be removed as a revenue and expense item from Pinnacle’s statement of operations. As fuel will no longer be an expense item, Pinnacle will no longer receive its target margin on fuel expense. Second, the amount that Pinnacle pays to sublease aircraft from Northwest will be reduced under the Amended ASA and related aircraft subleases. Pinnacle will continue to receive its target margin on the reduced aircraft rent. Third, Pinnacle’s target margin rate will be reduced from 10.0% to 8.0%. The reset of the target margin to industry average in 2008 has also been eliminated. These new rates will remain in effect (subject to indexed annual inflation adjustments) until 2013, when the rates will be reset. Based on Pinnacle’s 2006 operations utilizing 124 aircraft and excluding the impact of any additional aircraft, these adjustments are expected to reduce operating income by approximately $10 million per quarter.
Aircraft Security Deposits
The Amended ASA and related aircraft subleases will provide that Northwest will retain the $24.6 million it is currently holding as a security deposit for the existing fleet of 124 aircraft and the 17 aircraft to be added during 2007. Pinnacle will pay a security deposit equal to one month’s rent for any aircraft that is subleased from Northwest and operated under the Amended ASA above this base of 141. Pinnacle’s current obligation to pay a second month’s deposit on its existing fleet under certain circumstances, will be removed from the aircraft subleases.
Northwest’s Rights Upon a Pinnacle Change of Control
The existing ASA provided that Northwest may terminate that agreement upon a change of control of Pinnacle (as defined in the ASA). Under the Amended ASA, upon a change of control occurring after January 1, 2008, Northwest will no longer have the option to terminate the agreement, but instead will have the option to remove up to 62 aircraft from Pinnacle over a three-year period, and the option to extend the Amended ASA for another five years without the obligation to reset rates. In addition, certain operating performance measurement formulas would be revised in Northwest’s favor.
Term
The term of the Amended ASA as it relates to Pinnacle’s existing fleet of 124 aircraft will extend through December 31, 2017, subject to renewal at Northwest’s option for successive five-year terms. The terms for the additional 17 aircraft to be added to Pinnacle’s fleet during 2007 will be as described above.
Preferred Share Purchase Agreement
Pinnacle and Northwest will enter into a Share Purchase Agreement requiring Pinnacle to redeem its Class A Preferred Share held by Northwest for a price of $20 million on January 2, 2008, subject to bankruptcy court approval. If Northwest enters into any merger or acquisition agreement with another major air carrier as part of its reorganization proceedings and elects to remove any aircraft from Pinnacle, then the redemption price of the Class A Preferred Share will be reduced to a nominal amount. The Class A preferred share entitles Northwest to appoint two members of Pinnacle’s Board of Directors, and also gives Northwest consent rights for changes to its articles of incorporation and bylaws in addition to consent rights to merger or acquisition transactions involving another airline with annual revenues greater than $500 million. Additionally, the existing ASA includes a termination provision if Northwest does not consent to any replacement of Pinnacle’s chief executive officer. After the Class A Preferred Share is redeemed on January 2, 2008, Northwest will no longer retain these corporate governance rights.
Claim Resolution Agreement
In a separate agreement, Northwest and Pinnacle have agreed that Pinnacle will receive an allowed unsecured claim of $377.5 million, subject to bankruptcy court approval, against Northwest in its bankruptcy proceedings in settlement of all amounts that Northwest may owe to Pinnacle for pre-petition claims and the economic adjustments provided for in the Amended ASA. The allowed unsecured claim will be reduced by $13.6 million if Northwest commits the 17 aircraft added to Pinnacle for a period of three years, and by $42.5 million if the 17 aircraft are committed for a period of ten years. Pinnacle will retain the right to assert an additional claim should Northwest enter into a merger or acquisition agreement with another major airline as part of its plan of reorganization and elect to remove up to 24 aircraft above the 17 aircraft delivered in 2007, as indicated above; however, such claim would be reduced by the $20 million decrease in Pinnacle’s purchase price paid to Northwest for the Series A Preferred share discussed above.
Contingent on Final Bankruptcy Court Approval
The Amended ASA, the Share Purchase Agreement and the Claim Resolution Agreement are subject to the approval by the bankruptcy court overseeing Northwest’s bankruptcy proceedings. Northwest will file an appropriate motion with the bankruptcy court seeking approval of these agreements and certain amendments to aircraft subleases in effect between the parties. Any creditor or party-in-interest, including the Official Committee of Unsecured Creditors of Northwest Airlines Corp, et al., may file an objection to this motion and, regardless of whether any such objections are filed, the bankruptcy court may not approve the motion, in which case the Amended ASA, the Share Purchase Agreement, the Claims Resolution Agreement and the amendments to the aircraft sublease agreements would not become effective. Furthermore, even if the motion is approved by the bankruptcy court, the Amended ASA could later be rejected by Northwest in its bankruptcy proceedings. In addition, the existing ASA could be rejected by Northwest or its successor under applicable provisions of the Bankruptcy Code prior to any approval of the motion. If either rejection were to occur, Pinnacle would file a claim against Northwest or its successor arising out of such rejection of either the existing ASA or the Amended ASA. However, such rejection would nevertheless have a materially adverse impact on Pinnacle’s financial condition and results of operations.
Item 7.01 Regulation FD Disclosure
On December 21, 2006, Pinnacle Airlines Corp. issued a press release announcing that it had entered into an amended airline services agreement with Northwest Airlines, Inc. A copy of the press release is being furnished as Exhibit 99.1 hereto.
Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.
          (c) Exhibits:

Exhibit
Number	Description
99.1	Press release issued by Pinnacle Airlines Corp. dated December 21, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

December 22, 2006